Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 6, 2013, except as to note 1, as to which the date is                     , 2013, in the Registration Statement (Form S-1) and related Prospectus of Benefitfocus, Inc. for the registration of up to $75,000,000 of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, NC

August 14, 2013